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                                     EXHIBIT NO. 6.4

                          ADVISORY COMMITTEE AGREEMENT BETWEEN
                       INTEGRATED SYSTEMS INTERNATIONAL, INC. AND
                          ANDREW L. SCHWAB DATED MARCH 1, 2000





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                          ADVISORY COMMITTEE AGREEMENT

         ADVISORY COMMITTEE AGREEMENT, entered into as of the 1st day of March, 2000, by and between Integrated Systems International, Inc., a Nevada corporation, with its principal place of business at 570 Lexington Avenue, New York, New York 10022 (the "Company"), and Andrew L. Schwab, residing at 167 Beach 121 Street, Rockaway Park, New York 11694 ("Schwab").

                                   WITNESSETH:

         WHEREAS, the Company wishes to engage the services of Schwab upon the terms and conditions contained herein; and

         WHEREAS, Schwab wishes to accept such engagement by the Company upon the terms and conditions contained herein.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the parties hereto hereby agree as follows:

         1. ENGAGEMENT

         The Company hereby engages the services of Schwab and Schwab hereby accepts such engagement upon the terms and conditions set forth herein.

         2. TERM

         (a) The engagement hereunder shall be for a term of three (3) years commencing on March 1, 2000 and ending on March 1, 2003, unless sooner terminated pursuant to any of the terms and provisions contained herein.

         (b) The Chairman of the Board of Directors shall have the right, at any time, to disband or discontinue the Advisory Committee, provided however that in such event the option shares to be granted to Schwab pursuant to Section 4(b) hereof shall immediately vest in their entirety.

         (c) Notwithstanding the foregoing in the event that Schwab's services as Chairman of the Advisory Committee are terminated "For Cause" then any and all option shares scheduled to vest after the effective date of termination shall be deemed forfeited. As used herein the term "For Cause" shall mean (i) conviction of Schwab for a felony offense; (b) embezzlement of Company funds or
(c) Schwab's failure to observe any of his material duties under this Agreement (except for illness, disability or events of force majeure and his failure to cure such default within 30 days after receipt of written notice from the Company.


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         3. SERVICES TO BE RENDERED

         Schwab shall serve as Chairman of the Company's Advisory Committee. The Advisory Committee shall be responsible for analyzing and commenting upon the business plan and objectives of the Company in effect from time to time, and making recommendations as to improving or enhancing same. The precise services of Schwab may be extended (but not beyond one meeting per month as provided herein) or curtailed from time to time at the direction and in the sole discretion of the Chairman of the Board of Directors. Unless prevented by death or disability, Schwab shall schedule, call and preside over after business hours meetings of the Advisory Committee (but in no event shall Schwab be required to call more than one meeting per calendar month of the Advisory Committee), allowing for vacations, national holidays and illnesses.

         4. COMPENSATION

                  (a) Upon execution of this Agreement, Schwab shall receive Thirty Thousand (30,000) shares of the Company's common stock.

                  (b) Upon execution of this Agreement, Schwab shall receive an additional 270,000 shares of the Company's common stock, subject to forfeiture if Schwab's engagement hereunder is terminated on or before March 1, 2003. As of the date hereof, the entire 270,000 shares shall be subject to forfeiture. Commencing on September 1, 2000 and each 6 months thereafter (i.e., each March 1 and each September 1 occurring while this Agreement remains in effect) to and including March 1, 2003, provided this Agreement then remains in effect, the number of shares subject to forfeiture shall be reduced by 45,000. Thus, as an example of the foregoing, on September 1, 2000, provided this Agreement is then in effect, 45,000 shares shall forever no longer be subject to forfeiture pursuant to this Section. Certificates for shares subject to forfeiture shall be held in escrow by the Company's counsel and released to Schwab, if as and when (and to the extent) same are no longer subject to forfeiture.

         5. COVENANTS AND RESTRICTIONS

                  (a) Schwab hereby covenants and agrees that Schwab will not at any time subsequent to the date hereof and continuing for a period of two (2) years from the termination of Schwab's engagement, reveal, divulge or make known to any Person any Confidential Information (as hereinafter defined) made known to Schwab or of which Schwab has become aware, regardless of whether developed, prepared, devised or otherwise created in whole or in part by the efforts of Schwab and except to the extent so authorized in writing by the Company in order to carry out the terms of this Agreement or except as required by law. For purposes of this Agreement, the term "Confidential Information" shall mean (i) any technical, scientific or engineering information relating to the Company's products and/or services, (ii) information relating to any customer of the Company, including without limitation, the names, addresses, telephone numbers and sales records of, or pertaining to any such customer, and (iii) price lists, methods of operation and other information pertaining to the Company and which the Company,



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in its sole discretion, regards as confidential and in the nature of trade secrets. Notwithstanding anything contained herein to the contrary, Confidential Information as used herein shall not include that which (i) was in the public domain prior to receipt hereunder in the same context as the disclosure made hereunder, (ii) Schwab can show was in his possession and in the same context prior to his receipt, (iii) subsequently becomes known to Schwab as a result of disclosure by third parties not in the course of this Agreement and as a matter of right and without restriction on disclosure, or (iv) subsequently comes into the public domain in the same context as the disclosure by the Company through no fault of Schwab.

                  (b) Schwab further covenants and agrees that Schwab will retain all of such Confidential Information in trust for the sole benefit of the Company, and will not divulge or deliver or show any of such Confidential Information to any unauthorized person and will not make use of or in any manner seek to turn to account any of such Confidential Information in an independent business however unrelated to the business of the Company. Schwab further agrees that upon the termination of this Agreement or upon the request of the Company, Schwab will either supply or return to the Company, in accordance with the Company's request, all Confidential Information in Schwab's possession, including, without limitation, all account lists, records and data related to all customers of the Company.

                  (c) Schwab acknowledges that his breach or threatened violation of any of the restrictive covenants contained in this Section 5 may cause irreparable damage to the Company for which remedies at law would be inadequate. Schwab further acknowledges that the restrictive covenants set forth herein are essential terms and conditions of this Agreement. Schwab therefore agrees that the Company shall be entitled to a decree or order by any court of competent jurisdiction enjoining such threatened or actual violation of any of such covenants. Such decree or order, to the extent appropriate, shall specifically enforce the full performance of any such covenant by Schwab and Schwab hereby consents to the jurisdiction of any such court of competent jurisdiction. This remedy shall be in addition to all other remedies available to the Company at law or equity. If any portion of this Section 5 is adjudicated to be invalid or unenforceable, this Section 5 shall be deemed amended to delete therefrom the portion so adjudicated, such deletion to apply only with respect to the operation of this Section 5 in the jurisdiction in which such adjudication is made.

         6. PROPRIETARY PROPERTY

                  (a) The parties hereto hereby agree that Proprietary Property (as hereinafter defined) shall be the sole and exclusive property of the Company, except as provided below. For purposes hereof, the term "Proprietary Property" shall mean inventions, discoveries, improvements and ideas, whether patentable or not, made solely by Schwab or jointly with others, which relate to the Company's business, including any of its products, services, processes, technology, research, product development, marketing programs, manufacturing operations, or engineering activities.

                  (b) Schwab shall promptly disclose to the Company in writing all Proprietary Property, including those in the formative stages, created during the term hereof, irrespective of

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whether created during normal business hours. In addition, Schwab hereby agrees to promptly disclose to the Company all Proprietary Property created subsequent to the date of termination hereof, irrespective of the reasons for termination hereof, which relate to or constitute an improvement on Proprietary Property or Confidential Information, as defined herein.

                  (c) Schwab hereby agrees and acknowledges that Schwab shall have no right, title or interest in or with respect to any Proprietary Property, except as described below, and will during the term hereof or at any time subsequent to the termination hereof, at the Company's request and expense, execute any and all patent applications and assignments to the Company and take any all action as required by the Company to perfect and maintain the Company's rights and interests in and with respect to the Proprietary Property.

                  (d) Schwab hereby agrees to maintain written records concerning the Proprietary Property and agrees to make those records available to the Company at all times.

                  (e) Notwithstanding anything contained herein to the contrary, Proprietary Property shall not include inventions or discoveries with respect to which all of the following conditions apply:

                      (i) no equipment, supplies, facilities or Confidential Information of the Company was used in its development;

                      (ii) it does not relate the Company's business and/or any proposed or planned products or services of the Company, including any research and development activities; and

                      (iii) it does not result from any work performed by Schwab for the Company.

                  (f) During or subsequent to Schwab's employment by Company, Schwab will not, directly or indirectly, lecture upon, publish articles concerning, use, disseminate, disclose, sell or offer for sale any Proprietary Property without the Company's prior written permission.

         7. PRIOR AGREEMENTS

         Schwab represents that he is not now under any written agreement, nor has he previously, at any time, entered into any written agreement with any person, firm or corporation, which would or could in any manner preclude or prevent him from giving freely and the Company receiving the exclusive benefit of his services.

         8. NON-COMPETE.

         Schwab recognizes that the Proprietary Property is a special and unique asset of the Company and needs to be protected from improper disclosure. In consideration of the disclosure of the Proprietary Property to Schwab, Schwab agrees and covenants that for a period of one (1)



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year following the termination of his engagement for any reason whatsoever,
Schwab will not directly or indirectly engage in any business that is competitive to the Company. This covenant shall apply to the geographical area that includes the entire world. "Directly or indirectly engaging in any business that is competitive" includes, but is not limited to: (a) engaging in a business as an owner, partner or agent, (b) becoming an employee of any third party that is engaged in such business, (c) becoming interested directly or indirectly in any such business, or (d) soliciting any customer of the Company for the benefit of a third party that is engaged in such business. Schwab agrees that this non-compete provision will not adversely affect Schwab's livelihood.

         9. MISCELLANEOUS

                  (a) This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and upon Schwab, his heirs, executors, administrators, legatees and legal representatives.

                  (b) Should any part of this Agreement, for any reason whatsoever, be declared invalid, illegal, or incapable of being enforced in whole or in part, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any portion which may for any reason be declared invalid.

                  (c) This Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed in such State without application of the principles of conflicts of laws of such State.

                  (d) This Agreement and all rights hereunder are personal to Schwab and shall not be assignable, and any purported assignment in violation thereof shall be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise, shall assume by contract or operation of law the obligations of the Company hereunder; provided, however, that the Company shall, notwithstanding such assumption and/or assignment, remain liable and responsible for the fulfillment of the terms and conditions of the Agreement on the part of the Company.

                  (e) This Agreement constitutes the entire agreement between the parties hereto with respect to the terms and conditions of Schwab's employment by the Company, as distinguished from any other contractual arrangements between the parties pertaining to or arising out of their relationship, and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings, or commitments pertaining to Schwab's employment by the Company. This Agreement may only be amended upon the written agreement of both parties hereto.

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                  (f) Any notice, statement, report, request or demand required or permitted to be given by this Agreement shall be in writing, and shall be sufficient if delivered in person or if addressed and sent by certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth above, or at such other place that either party may designate by notice in the foregoing manner to the other. If mailed as aforesaid, any such notice shall be deemed given three (3) days after being so mailed.

                  (g) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

                  (h) The provisions of Sections 5, 6, and 8 of this Agreement shall survive any termination of this Agreement.

                  (i) The headings of the paragraphs herein are inserted for convenience and shall not affect any interpretation of this Agreement.

                  (j) Schwab warrants and avers that he has not previously been subject to arrest or otherwise convicted of any crime by a court of competent jurisdiction within or without the United States of America and further states that he has not been or is presently the subject of any criminal investigation.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


                                          Integrated Systems International, Inc.

  /s/ ANDREW L. SCHWAB
-------------------------------           By:  /s/ AZIZ HINJI
      Andrew L. Schwab                       -----------------------------------
                                               Name: Aziz Hinji
                                               Title: Chairman